EXHIBIT 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is by and between Peregrine Pharmaceuticals, Inc., a Delaware corporation (“Employer” or the “Company”) and Joseph Shan  (“Executive”).

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.  Employment.  Upon the terms and conditions hereinafter set forth, Employer hereby employs Executive to serve as the Vice President, Clinical and Regulatory Affairs of the Company (“VP”), and Executive hereby accepts such employment under the terms and conditions set forth herein.

2.  Effective Date.  The effective date of the Agreement shall be March 18, 2009 (the “Effective Date”).  The employment relationship pursuant to this Agreement shall be for an initial one year period commencing on the Effective Date set forth above (“Initial Term”), unless sooner terminated in accordance with Section 7 below.  This Agreement will automatically renew for one (1) year periods (“Subsequent Term”), unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year’s period, of such party’s intent not to renew this Agreement.

3.  Duties.  Executive shall perform such duties as are customarily performed by a Vice President, Clinical and Regulatory Affairs, and such other duties and responsibilities that may be assigned to him by the Chief Executive Officer (“CEO”).  Specifically, Executive shall manage the Company’s clinical and regulatory affairs, and perform such duties and responsibilities as set forth in the VP’s job description.

Executive shall report to the CEO and have such authority as is delegated by the CEO.  Executive shall be governed by the policies and practices established by the Company.  Employer requires that:  (i) Executive will devote his utmost knowledge and best skill to the performance of his duties; (ii) Executive shall devote his full business time (not less than 40 hours per week) to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (iii) Executive will not engage in any other gainful occupation which requires his personal attention and/or creates a conflict of interest with his job responsibilities under this Agreement without the prior written consent of the Board of Directors of the Company, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit to the extent permitted by the provisions herein and applicable law.

Executive’s job performance will be reviewed annually.  Executive acknowledges and understands that performance reviews do not necessitate or correlate with salary increases and that a favorable performance review neither guarantees continued employment nor increased compensation.

4.  At-Will Employment.  Executive and Employer agree that Executive’s employment may be terminated by Executive or by Employer, with or without cause in accordance with paragraph 7 of this Agreement.  Executive and Employer expressly agree that this provision is intended by Executive and Employer to be the complete and final expression of their understanding regarding the terms and conditions under which Executive’s employment may be terminated.  Executive and Employer further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except in writing signed by Executive and Chairperson of the Compensation Committee.

5.  Compensation.

5.1 Base Salary.  Effective March 2, 2008, Executive shall be paid an annual base salary of Two Hundred Three Thousand Four Hundred Ninety Dollars ($203,490), payable according to Employer's payroll schedule and subject to applicable state and federal withholdings and other payroll deductions.

5.2 Bonus.  In addition to Executive’s base salary, Executive may be eligible to receive an additional discretionary bonus of up to thirty percent (30%) of his then in effect base salary, as determined by the Board of Directors in their sole discretion (“Target Bonus”).  Executive acknowledges that although a discretionary bonus may be provided by the Company, any such bonus is neither required nor guaranteed by this Agreement.

5.3 Stock Options.  Executive may also be eligible to receive stock options as determined by the Board of Directors in their sole discretion.  Any such stock option will be granted pursuant to, and will be subject to the terms of the Company’s Stock Option Plans.

6.  Fringe Benefits.

6.1 Benefits.  Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Company benefit plan or arrangement which may be in effect from time to time and made available to its executive management employees.

6.2 Paid-Time-Off (PTO).  Executive shall earn and accrue paid-time-off covering vacation and sick time benefits at the rate of twenty (20) days per year for employment periods of up to five years of service.  The PTO accrual rate shall automatically increase by five (5) additional days for each additional 5 years of service up to maximum of thirty (30) days per year after 10 years of service.  For example, after five years of service, the annual PTO accrual rate shall increase to twenty-five (25) days.  Unused PTO shall carry over to the next year, but Executive shall cease accruing further PTO at any time Executive has accrued two times his annual accrual rate.  Unused PTO days which are not in excess of two-times the annual accrual rate shall be paid in a cash lump sum payment promptly after Executive’s termination of employment.

6.3 Expenses.  Employer shall reimburse Executive on the 1st and 15th of each month for receipts Executive submits for all reasonable and necessary travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder, consistent with Employer’s normal expense reimbursement policy.

7.  Termination.

7.1 Termination With Cause.  If Executive (a) breaches in any material respect or fails to fulfill in any material respect fiduciary duty owed to Employer; (b) breaches in any material respect this Agreement or any other confidentiality or non-solicitation, non-competition agreement between Employer and Executive; (c) pleads guilty to or is convicted of a felony; (d) is found to have engaged in any reckless, fraudulent, dishonest or grossly negligent misconduct, (e) fails to perform his duties to the Company, provided that Executive fails to cure any such failure within thirty (30) days after written notice from Employer of such failure, provided further, however, that such right to cure shall not apply to any repetition of the same failure previously cured hereunder; or (f) violates any material rule, regulation or policy of the Company that may be established and made known to Employer's employees from time to time, including without limitation, the Company Employee Handbook, a copy of which has been provided to Executive, Employer may terminate immediately his employment and Executive shall have no right to receive any compensation or benefit hereunder after such termination other than base salary and PTO earned or accrued but unpaid as of the date of termination (collectively “Standard Entitlements”).  Notwithstanding the foregoing, Executive shall not be terminated for Cause pursuant to Subsection 7.1, unless and until Executive has received written notice of the proposed termination for Cause, including details of the bases for such termination, and Executive has had an opportunity to be heard before at least a majority of the Board. Executive shall be deemed to have had such an opportunity if written notice is given to him at least ten (10) days in advance of a meeting and Executive has the actual opportunity to be heard, at that meeting, by no less than a majority of the Board on the issues of his proposed termination. Executive shall not be entitled to any bonus, or proration thereof, if terminated under this paragraph.

7.2 Termination Without Cause.  As stated in Section 4 of this Agreement, Executive or the Company may at any time terminate Executive’s employment with or without cause.  If the Company terminates Executive’s employment within the Initial or Subsequent Terms and such termination is not a Termination With Cause as defined above, the Company shall continue to pay Executive’s base salary then in effect as of the date of such termination on a pro-rated basis according to Employer’s payroll schedule and subject to applicable withholdings for a period of nine months or the remainder of the one-year time period from the Effective Date, whichever time period is greater (collectively “Severance”), provided only if Executive signs a general release.  Such Severance shall include the payment (“grossed-up” for all employee taxes at the state and federal bonus rates) by Company of group insurance benefits for Executive and family, including health and dental insurance during the Severance period and the payment of the proration of any Target Bonus.  In addition, Executive shall have up to twelve months from the date of Termination to exercise any vested and outstanding stock options, not to exceed the original expiration date of the option agreement.

In order to be entitled to the Severance reflected herein, Executive must sign a general release of all claims known and unknown, against Employer, its officers and directors, agents and employees and any related entities or persons.  Nothing herein will be construed to limit or modify the duty of Executive to mitigate Executive’s damages in the event Employer terminates Executive’s employment without Cause.

7.3 Termination Upon Death or Disability.  Executive’s employment shall terminate upon his death or disability ("disability" being defined as any mental or physical condition which, in the reasonable opinion of a mutually agreed upon licensed physician and/or psychiatrist (as the case may be), renders Executive unable or incompetent to carry out Executive's duties under this Agreement, with or without reasonable accommodation, for a period of at least six months).  In the event of a termination of Executive’s employment for death or disability, Executive shall have no right to receive any further compensation or benefit hereunder after such termination other than the payment by Company of group insurance benefits previously provided to Executive for a period of nine months, and base salary and PTO earned or accrued but unpaid as of the date of termination.

7.4 Change of Control.  In the event of any merger, acquisition or consolidation of the Company where the Company is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of the Company, and whereby Executive is terminated within three (3) months prior or twelve (12) months after the aforementioned events in this paragraph 7.4, or if Executive’s position is not in a substantially similar position or position satisfactory to Executive, at Executive’s sole discretion, or if Executive’s then current Base Salary and related benefits are reduced or negatively impacted in any material respect, or if Company relocates Executive’s principal place of work to a location more than fifty (50) miles from the original location, without Executive’s prior written approval (“Change of Control”), then if Executive, within twelve (12) months after an event constituting a Change of Control, elects to resign his employment with the Corporation, Executive shall be paid a lump sum amount equivalent to twelve months of Executive’s base salary then in effect plus 100% of his Target Bonus upon the execution of a general release, which amount is due and payable within ten (10) business days of Executive notice under this section 7.4.  Such lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement, except that any and all of Executive’s unvested stock options shall become fully vested and exercisable and the exercise period shall be extended for twelve months from the date of the Change of Control, not to exceed to the original expiration date of the option grant.  In addition, Severance shall include the payment (“grossed-up” for employee taxes at the state and federal bonus rates) by Company of group insurance benefits for Executive and family, including health and dental insurance during the entire twelve month Severance period.

7.5 Voluntary Resignation or Resignation For Good Reason.  Other than pursuant to the circumstances of a Change of Control, as defined in Section 7.4, in which case Section 7.4 shall apply, Executive may voluntarily resign Executive’s position with Company, at any time, on thirty (30) days advance written notice to Company and Company shall pay Executive his Base Salary during the minimum 30 day notice period plus any accrued and unpaid benefits as of the termination date.  In the event Executive provides sixty (60) days advance written notice (“Extended Notice Period”) to Company, Company shall pay Executive his Base Salary then in effect and shall continue to provide other contractual benefits including group insurance benefits during the Extended Notice Period and for a period of two (2) months after the Extended Notice Period provided Executive makes himself telephonically available to the Board of Director and the executive team for up to 2 hours per week.  If, within ninety (90) days of the initial existence of the condition(s) that constitute

Good Reason, Executive:(a) provides written notice to the Board of his intention to resign his employment for Good Reason; (b) provides written notice to the Board of the grounds that Executive believes he has to resign for Good Reason and within thirty (30) days of receipt of such written notice, the Board has not cured by eliminating the condition(s) that constitute Good Reason; and (c) Executive actually terminates his employment within 12 months following the initial existence of the Good Reason condition, then Executive shall be entitled to receive the Standard Entitlements to the date of resignation plus the Severance described in paragraph 7.2 above, provided Executive complies with the conditions in paragraph 7.2 above.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will be deemed to have resigned with “Good Reason” in the following circumstances:  (a) Company relocates Executive’s principal place of work to a location more than fifty (50) miles from the original location, without Executive’s prior written approval; (b) Executive’s position and/or duties are modified so that Executive’s duties are no longer consistent with the position of Vice President, Clinical and Regulatory Affairs; (c) Executive’s Base Salary and related benefits as set forth in paragraph 5.1, as adjusted from time to time, are reduced without Executive’s written authorization.

8.  Trade Secrets, Confidential Information and Inventions.

8.1 Trade Secrets In General.  During the course of Executive's employment, Executive will have access to various trade secrets, confidential information and inventions of Employer as defined below.

(i)           “Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary” and which is disclosed to or obtained from the Company by the Executive, which relates to the Company’s past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following:  designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how”, new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, (3) becomes generally available to the public by acts of the Executive necessary to performing duties associated with their job description, or (4) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

(ii)           “Inventions” means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or “know-how” related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

(iii)            “Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This section includes not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Executive for Employer or its employees during his employment and thereafter.

8.2 Restriction on Use of Confidential Information.  Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

8.2.1 Non-Disclosure.  Except as required by the performance of the Executive’s services to the Company under the terms of this Agreement, neither the Executive nor any of his agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company’s Trade Secrets, Confidential Information and/or Inventions as defined above.

8.2.2 Use Restriction.  Executive shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed.  Executive shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the [Board of Directors] and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to Employer's own employees having a need know.  Executive shall promptly notify the [Board of Directors] of any items of Trade Secrets prematurely disclosed.

8.2.3 Surrender Upon Termination.  Upon termination of his employment with Employer for any reason, Executive will surrender and return to Employer all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information.  Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof.  Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company.

8.2.4 Prohibition Against Unfair Competition.  At any time after the termination of his employment with Employer for any reason, Executive will not engage in competition with Employer while making use of the Trade Secrets of Employer.

8.2.5 Patents and Inventions.  The Executive agrees that any inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company’s equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the invention to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, shall be the sole and exclusive property of the Company. The Executive promises to assign such inventions to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Executive agrees to assign to the Company the Executive’s rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to disclose to the Company in confidence all inventions which the Executive makes arising out of the Executive’s service and all patent applications filed by the Executive within one year after the termination of his service.

The Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto.

9.  Solicitation of Employees or Customers.

9.1 Information About Other Employees.  Executive will be called upon to work closely with employees of Employer in performing services under this Agreement.  All information about such employees which becomes known to Executive during the course of his employment with Employer, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Employer and shall not be used by Executive in soliciting employees of Employer at any time during or after termination of his employment with Employer.

9.2 Solicitation of Employees Prohibited.  During Executive’s employment and for one year following the termination of Executive’s employment, Executive shall not, directly or indirectly ask, solicit or encourage any employee(s) of Employer to leave their employment with Employer.  Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

9.3 Solicitation of Customers Prohibited.  For a period of one year following the termination of Executive’s employment, Executive shall not, directly or indirectly solicit the business of any of Employer's customers in any way competitive with the business or demonstrably anticipated business of the Company.  Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

10.  Non-Competition.  During the course of Executive’s employment with the Company, Executive shall not directly or indirectly own any interest in (other than owning less than 5% of a publicly held company), manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, volunteer or otherwise), consult with, render services for or in any manner engage (whether or not during business hours) anywhere in the Restricted Territories (as defined below) in any business activity that is in any way competitive with the business or demonstrably anticipated business of the Company.  Further, Executive will not during the course of his employment with the Company assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company anywhere in the Restricted Territories.

"Restricted Territories" shall mean any county in the State of California or any other state or territory in the United States or any other similar political subdivision in any state or foreign country in which the Company has done business or has actually investigated doing business or where its products are sold or distributed whether or not for compensation.

11.  Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation/Noncompetition Clauses.  Executive acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in paragraphs 8 through 10 would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

12.  Representation Concerning Prior Agreements.  Executive represents to Employer that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect his employment with Employer.  Executive further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer.  Executive agrees that he will indemnify and hold Employer harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

13.  Personnel Policies and Procedures.  The Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees.  Executive agrees to comply with the policies and procedures of the Employer.  To the extent any provisions in Employer's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

14.  Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

15.  Successors and Assigns.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

16.  Governing Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

17.  Severability.  Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

18.  Survival.  The provisions in paragraphs 8 through 11, 14 through 23, inclusive, of this Agreement shall survive termination of Executive's employment, regardless of who causes the termination and under what circumstances.

19.  Waiver.  Neither party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement.  A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

20.  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to Executive's residence in the case of Executive, or hand delivered to the Executive, and, in the case of Employer, to the Board of Directors at the principal corporate office.

21.  Arbitration.  The parties agree that disputes concerning the terms of this Agreement and Executive's employment under this Agreement are subject to arbitration in accordance with the Employee Arbitration Agreement attached hereto as Exhibit "A" and incorporated by this reference as though fully set forth herein.

22.  Entire Agreement.  Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or agreements with Employer or any officer or agent thereof through the date the Agreement is executed by the parties, except the Employee Arbitration Agreement which is incorporated herein as set forth in paragraph 21 of this Agreement and attached hereto as Exhibit "A."  Executive understands that no representative of the Employer has been authorized to enter into any agreement or commitment with Executive which is inconsistent in any way with the terms of this Agreement.

23.  Construction.  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

24.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Further, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten days of the facsimile transmission.

25.  Acknowledgment.  Executive acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires.  Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE

Dated: March 18, 2009	/s/ Joseph Shan
Joseph Shan

PEREGRINE PHARMACEUTICALS, INC.

Dated: March 18, 2009	By: /s/ Steven King
Name: Steven King
Title: President and CEO

EXHIBIT A
EXECUTIVE ARBITRATION AGREEMENT

THIS ARBITRATION AGREEMENT (“Agreement”) is made by and between Peregrine Pharmaceuticals, Inc. (“Employer”) and Joseph Shan (“Executive”).

The purpose of this Agreement is to establish final and binding arbitration for all disputes arising out of Executive’s relationship with Employer, including without limitation Executive’s employment or the termination of Executive’s employment.  Executive and Employer desire to arbitrate their disputes on the terms and conditions set forth below to gain the benefits of a speedy, impartial dispute-resolution procedure.  Executive and Employer agree to the following:

1.  Claims Covered by the Agreement.  Executive and Employer mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) that Employer may have against Executive or that Executive may have against Employer or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as “Employer”), relating to, resulting from, or in any way arising out of Executive’s relationship with Employer, Executive’s employment relationship with Employer and/or the termination of Executive’s employment relationship with Employer, to the extent permitted by law.  The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for unfair competition, misappropriation of trade secrets, breach of fiduciary duty, usurpation of corporate opportunity or similar claims; claims for discrimination and harassment (including, but not limited to, race, sex, religion, national origin, age, marital status or medical condition, disability, sexual orientation, or any other characteristic protected by federal, state or local law); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any public policy, federal, state or other governmental law, statute, regulation or ordinance.

2.  Required Notice of Claims and Statute of Limitations.  Executive may initiate arbitration by serving or mailing a written notice to the Board of Directors.  Employer may initiate arbitration by serving or mailing a written notice to Executive at the last address recorded in Executive’s personnel file.  The written notice must specify the claims asserted against the other party.  Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

3.  Arbitration Procedures.

a. After demand for arbitration has been made by serving written notice under the terms of Section 2 of this Agreement, the party demanding arbitration shall file a demand for arbitration with the American Arbitration Association (“AAA”) in Orange County.

b. Except as provided herein, all rules governing the arbitration shall be the then applicable rules set forth by the AAA.  If the dispute is employment-related, the dispute shall be governed by the AAA’s then current version of the national rules for the resolution of employment disputes.  The AAA’s then applicable rules governing the arbitration may be obtained from the AAA’s website which currently is www.adr.org.

c. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted.  The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable.

d. Either party may file a motion for summary judgment with the arbitrator.  The arbitrator is entitled to resolve some or all of the asserted claims through such a motion.  The standards to be applied by the arbitrator in ruling on a motion for summary judgment shall be the applicable laws as specified in Section 4(c) of this Agreement.

e. Discovery shall be allowed and conducted pursuant to the then applicable arbitration rules of the AAA.  The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules.

4.  Application for Emergency Injunctive and/or Other Equitable Relief.  Claims by Employer or Executive for emergency injunctive and/or other equitable relief relating to unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information shall be subject to the then current version of the AAA’s Optional Rules for Emergency Measures of Protection set forth within the AAA’s Commercial Dispute Resolution Procedures.  The AAA shall appoint a single emergency arbitrator to handle the claim(s) for emergency relief.  The emergency arbitrator selected by the AAA shall be either a retired judge or an individual experienced in handling matters involving claims for emergency injunctive and/or other equitable relief relating to unfair competition and the use or unauthorized disclosure of trade secrets and/or confidential information.

5.  Arbitration Decision.  The arbitrator’s decision will be final and binding.  The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based.  A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

6.  Place of Arbitration.  The arbitration will be at a mutually convenient location that must be within 50 miles of Executive’s last company employment location.  If the parties cannot agree upon a location, then the arbitration will be held at the AAA’s office nearest to Executive’s last employment location.

7.  Administrative Agencies.  Nothing in this Agreement is intended to prohibit Employee from filing a claim or communicating with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or the California Department of Fair Employment and Housing (“DFEH”).

8.  Construction.  Should any portion of this Agreement be found to be unenforceable, such portion will be severed from this Agreement, and the remaining portions shall continue to be enforceable.

9.  Representation, Fees and Costs.  Each party may be represented by an attorney or other representative selected by the party.  Except as otherwise provided for by statute, the arbitrator shall award reasonable attorneys’ fees and costs (including without limitation, costs for depositions, experts, etc.) to Executive provided Executive is the prevailing party except that Employer shall be responsible for the arbitrator’s fees and costs, or any fees or costs charged by the AAA, to the extent they exceed any fee or cost that Executive would be required to bear if the action were brought in court.  In no event shall Executive be responsible for attorneys’ fees and costs of Employer.

10.  Waiver of Jury Trial/Exclusive Remedy.  EXECUTIVE AND EMPLOYER KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO HAVE ANY DISPUTE BETWEEN THEM DECIDED BY A COURT OF LAW AND/OR BY A JURY IN COURT.

11.  Sole and Entire Agreement.  This Agreement expresses the entire Agreement of the parties and shall supersede any and all other agreements, oral or written, concerning arbitration.  This Agreement is not, and shall not be construed to create, any contract of employment, express or implied.

12.  Requirements for Modification or Revocation.  This Agreement to arbitrate shall survive the termination of Executive’s employment.  It can only be revoked or modified by a writing signed by the Chairperson of the Compensation Committee of the Board of Directors of Employer and Executive that specifically states an intent to revoke or modify this Agreement.

13.  Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND AGREES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN EMPLOYER AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT.  EXECUTIVE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THE AGREEMENT WITHOUT RELIANCE ON ANY PROVISIONS OR REPRESENTATIONS BY EMPLOYER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH EXECUTIVE’S PRIVATE LEGAL COUNSEL AND EXECUTIVE HAS UTILIZED THAT OPPORTUNITY TO THE EXTENT DESIRED.

EXECUTIVE:	EMPLOYER:

PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation
/s/ Joseph Shan
Joseph Shan
	By:	____________________________________
	Name:	____________________________________
	Title:	____________________________________

A-4